Exhibit 10.3

FOUNDER/EXECUTIVE VICE-CHAIRMAN COMPENSATION AGREEMENT

This FOUNDER/EXECUTIVE VICE-CHAIRMAN COMPENSATION AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2021 (the “Effective Date”), by and between CUENTAS, INC., a Florida Corporation (the “Company”) and MICHAEL DE PRADO (the “Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, the Company and the Executive have previously entered into employment agreements, dated November 5, 2019 and July 24, 2020, each of which has expired and is no longer in effect (the “Prior Employment Agreements”);

WHEREAS, the Company desires to continue to obtain the benefit of the experience and services of the Executive in connection with the operation of the Company and desires to cause the Executive to be employed under the terms and conditions hereinafter set forth, and the Executive is willing and able to accept such employment on such terms and conditions; and

WHEREAS, the Company wishes, as part of the mutual rights and duties described in this Agreement, to assure that the Executive will be subject to certain restrictive covenants, including a covenant not to compete against the Company and its Affiliates.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally and ethically bound hereby, the Parties agree with each other as follows:

1. Term.

(a) The Company agrees to employ the Executive, and the Executive agrees to be so employed by the Company, for a continuous twelve-month term beginning on the Effective Date and ending on August 25, 2022 (the “Initial Term”). The Initial Term will be extended automatically for additional one-year periods (each a “Renewal Term”), on the same terms and conditions as set forth in this Agreement (as modified from time to time in writing by the Parties), unless either Party gives the other Party written notice of its or his decision not to renew the term of this Agreement at least ninety (90) prior to the end of the Initial Term or any Renewal Term. The Initial Term, together with all Renewal Terms, if any, are collectively referred to in this Agreement as the “Term.” If this Agreement is not renewed as provided in this Section 1(a), neither Party shall have any further rights under this Agreement, except as specifically provided herein.

(b) Notwithstanding the foregoing, either Party may terminate this Agreement prior to the expiration of the Term pursuant to Section 6 below and with the effect set forth in Section 7 below. Employment hereunder is “at will” and either Party may terminate the Executive’s employment at any time with or without notice, except as provided herein or required by applicable law. This Agreement does not guarantee continuation of employment for any period after the date it is executed.

2. Position, Duties, and Responsibilities.

(a) The Executive will serve as the Executive Vice-Chairman of the Company, reporting directly to the Company’s Board of Directors (the “Board”).

(b) The Company agrees that the Executive will be nominated for election to the Board and re-nominated when his Board term ends for so long as he remains employed as the Company’s Executive Chairman.

(c) The Executive will perform the duties and responsibilities and have the authorities customarily associated with his position and any other duties commensurate with the Executive’s position that may be reasonably assigned to him from time to time by the Board.

3. Standard of Performance.

(a) The Executive will be employed on a full-time basis and will devote his full business time, efforts, and attention (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates.

(b) Without limiting the generality of the foregoing, the Executive will not, without the prior written approval of the Board, during the Term, render services of a business, professional, or commercial nature for compensation or otherwise (including as a director) to any entity other than the Company and its Affiliates; provided, however, that the Executive may (i) serve on association and corporate boards of non-profit educational, professional, civic, or charitable organizations, and (ii) manage his (including his immediate family’s) passive personal investments, in each case so long as such activities, service, and management do not materially detract from or materially adversely affect the performance of his duties and responsibilities to the Company and its Affiliates or conflict with his obligations under this Agreement.

(c) The Executive will primarily perform his duties at the Company’s headquarters in Miami Beach, Florida, but will work remotely and travel from time to time to such other places as reasonably required to perform his obligations hereunder.

(d) The Executive acknowledges and agrees that the hours of work involved in the performance of his duties and exercise of his responsibilities may vary and be irregular and are those hours required to meet the objectives of his position. The Executive acknowledges that this subsection constitutes an agreement to work such hours if such agreement is required by any applicable legislation and confirms that the remuneration set forth in this Agreement is intended to compensate the Executive for all such hours worked.

(e) The Executive agrees that, while employed by the Company, he will comply with all Company policies, practices and procedures, and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

4. Compensation and Benefits. As full compensation for the covenants provided by the Executive relating to confidentiality, non-competition, and non-solicitation (as more particularly described in Section 5 below) and for the services to be rendered during the Term to or on behalf of the Company and its Affiliates and the other obligations undertaken by the Executive, the Company will pay the Executive the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive an annual base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) (the “Base Salary”), payable in monthly installments in accordance with the regular payroll practices of the Company.

(b) Annual Incentive. The Executive will be eligible for an annual incentive payment of up to one hundred percent (100%) of his Base Salary, based on the Company’s performance against goals established by the Board in consultation with the Executive (the “Annual Incentive”). The Executive’s entitlement to the Annual Incentive and the amount of such award, if any, will be determined in the good faith discretion of the Board. The Annual Incentive will have a 12-month performance period, based on the January 1 through December 31 calendar year. Any earned Annual Incentive payments will be payable by the end of the second quarter following the calendar year to which the performance relates. The Executive must be employed by the Company on the payment date to receive any earned Annual Incentive payment. The Executive shall have the option to have any earned Annual Incentive paid in fully vested shares of Common Stock, provided such option is elected by the end of the first quarter following the performance period, and the number of shares of Common Stock shall be determined by dividing the earned Annual Incentive by the closing price of the Company’s Common Stock on the applicable payment date. The Annual Incentive will be pro-rated for partial years of employment.

(c) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all employee benefit plans from time to time in effect for senior executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement (e.g., a severance pay plan). The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, which plan documents may be amended or terminated in the Company’s sole discretion.

(d) Cost of Group Health Coverage. If the Executive makes a timely election to participate in any group health coverage offered by the Company (coverage for medical, hospitalization, prescription drug, dental, and vision expenses, to the extent offered by the Company) with benefits for himself, his eligible spouse, and any eligible dependents, the Company agrees to pay for the cost of such coverage during the Term. The Executive acknowledges that the Company may be required to impute the cost of such coverage as taxable income to the Executive, to the extent required by applicable law or as needed for the Company’s plans to satisfy relevant non-discrimination rules.

(e) Vacation. The Executive will be entitled to accrue twenty (20) days of vacation per year (pro-rated for any partial calendar year of employment), in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(f) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of his duties and responsibilities for the Company, provided that any expense in excess of $10,000 must be preapproved by the Board and subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(g) Change in Control Bonus.

(i) During the Term, the Executive shall be entitled to a bonus payment in connection with the Change in Control of the Company (as defined below) (the “Change in Control Bonus”). The Change in Control Bonus for the Executive will be equal to two and one-half percent (2.5%) of the cash consideration received by the shareholders of the Company in the Change in Control transaction (minus any expenses, holdback provisions or other deductions from the purchase price), as determined in the sole discretion of the Board.

(ii) The Change in Control Bonus will be paid as soon as practicable following the receipt by the shareholders of the cash consideration in the Change in Control as described above (the “CIC Funding Date”), but in all events will be paid prior to the date that is two and one-half months following the calendar year in which the Change in Control occurs (the “Short-Term Deferral Period”), provided that the Executive must be an employee or director of the Company on the date of the closing of the Change in Control to be entitled to payment. In the event that the CIC Funding Date does not occur within the Short-Term Deferral Period, the Change in Control Bonus will not be paid.

(iii) For purposes of this Section 4(g), “Change in Control” shall mean the occurrence of any of the following events:

(A) any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) that is an un-affiliated third party becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or in directly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities; provided, however, that for purposes of this subsection, (I) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (II) if the shareholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control;

(B) the Company is party to a merger or consolidation which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain immediately after such merger or consolidation direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger of consolidation; or

(C) the sale of all or substantially all of the Company’s assets in a single transaction.

(iv) For the avoidance of doubt, a Change in Control shall not include any related party transfers or an incremental increase in shares by an existing shareholder that does not result in more than fifty percent (50%) of the then-current shareholders of the Company to change ownership from one person to another un-affiliated person.

5. Confidential Information and Restrictive Covenants.

(a) Acknowledgments. In consideration of employment and this Agreement, together with all other good, sufficient, and valuable consideration, the receipt of which is hereby acknowledged, the Executive hereby acknowledges and agrees that the Company and its Affiliates have generated, and will continue to generate, significant goodwill with its vendors, suppliers, customers, borrowers, and business partners. Further, the Executive acknowledges that during the course of employment with the Company, he has and will continue to be privy to trade secrets and other confidential information of substantial value to the Company and its Affiliates. The Executive acknowledges that, in light of these considerations, the Company has a legitimate interest in protecting its business and property interests and its investment in human capital. The Executive agrees and acknowledges that reasonable limits on his ability to engage in activities competitive with the Company and its Affiliates are warranted to protect its substantial investment in developing and maintaining its status in the marketplace, reputation, and goodwill and that the Company will suffer substantial damage which will be difficult to compute if, during the Term or thereafter, the Executive should violate the restrictions contained in this Section 5.

(b) Confidential Information. During the course of the Executive’s employment with the Company, the Executive has and will continue to learn of Confidential Information, and has and will continue to develop Confidential Information on behalf of the Company and its Affiliates. The Executive agrees that he will not use or disclose to any Person (except as required by applicable law or for the proper performance of his regular duties and responsibilities for the Company) any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates; provided, however, that the provisions of this Section 5(b) will not prohibit (A) disclosure to the Executive’s legal or financial advisors to the extent reasonably required in connection with their services to the Executive, provided such advisers agree not to further disclose such information; (B) retention of any documents relating to the Executive’s compensation, benefits, or ongoing obligations to the Company or any of its Affiliates and any information reasonably required for tax preparation purposes; or (C) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement. The Executive agrees that this restriction will continue to apply after his employment terminates, regardless of the reason for such termination.

(c) Protection of Documents. All documents, records, and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive agrees to safeguard all Documents and to surrender to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in his possession or control. The Executive also agrees to disclose to the Company, at the time his employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any Confidential Information which the Executive has password-protected on any computer equipment, network, or system of the Company or any of its Affiliates.

(d) Subpoena or Other Legal Process. Nothing contained herein shall prevent the Executive from making any disclosures required by applicable law or in response to any validly issued subpoena or request by any state, federal, or local agency having jurisdiction. If the Executive is required, under applicable law or by interrogatories, subpoena, or regulatory or other legally binding process, to disclose any Confidential Information, it is agreed that the Executive (if legally permitted to do so) will provide the Company with prompt notice of any such request or requirement (written, to the extent practicable) and otherwise provide reasonable cooperation to the Company in order to enable the Company or its Affiliates to seek an appropriate protective order or other appropriate remedy or to waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company grants a waiver hereunder, the Executive may furnish that portion (and only that portion) of the Confidential Information which the Company determines, with the advice of its counsel, the Executive is legally compelled to disclose. In any event, the Executive will not oppose action by the Company or its Affiliates to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information.

(e) Protected Activity. The Executive understands that nothing in this Agreement shall in any way limit or prohibit the Executive from engaging for a lawful purpose in any Protected Activity; provided, however, that the Executive agrees not to seek or accept any monetary award from such a proceeding (except with respect to proceedings before the Securities and Exchange Commission). For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), or discussing the terms and conditions of Executive’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. The Executive understands that in connection with such Protected Activity, the Executive is permitted to disclose documents or other information to Government Agencies as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information to any parties other than the relevant Government Agencies. The Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(f) Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title, and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights, or other proprietary rights to the Intellectual Property. The Executive will not charge the Company or any of its Affiliates for time spent in complying with these obligations but will be entitled to reimbursement for reasonable expenses incurred or paid by the Executive in connection with the same. All copyrightable Intellectual Property that the Executive creates during his employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

(g) Non-Competition. While the Executive is employed by the Company and during the twelve (12)-month period immediately following termination of employment, regardless of the reason thereof (in the aggregate, the “Restricted Period”), the Executive will not, in any way directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, engage in or compete with, or undertake any planning to engage in or compete with, any Competing Business in the Restricted Area. Notwithstanding the provisions of the foregoing sentence to the contrary, the Executive shall be permitted to own securities of five percent (5%) or less of any class of securities of a public company.

(h) Customer Non-Solicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit or attempt to solicit any Customer for the purpose of providing or selling the Customer any product similar to the Company Products; or (ii) encourage or seek to persuade the Customer to terminate or diminish its relationship with the Company or its Affiliates. Such restriction shall only apply to Customers with whom Executive had material contact in the twelve (12) month period immediately preceding the activity restricted by this Section.

(i) Supplier Non-Solicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) solicit or attempt to solicit any Supplier to provide labor and materials for the purpose of creating or selling any product similar to the Company Products; or (ii) encourage or seek to persuade the Supplier to terminate or diminish its relationship with the Company of its Affiliates. Such restriction shall only apply to Suppliers with whom Executive had material contact in the twelve (12) month period immediately preceding the activity restricted by this Section.

(j) Employee Non-Solicitation. During the Restricted Period, the Executive will not, directly or indirectly, (i) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its Affiliates or seek to persuade any such employee to discontinue employment or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his, her or its relationship with any of them. For the purposes of this Section 5(j), an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time during the twelve (12)-month period immediately preceding the activity restricted by this Section 5(j). Notwithstanding the foregoing, nothing contained herein shall prohibit or restrict the Executive from (A) engaging in any general solicitation not targeted at any employee of the Company or any of its Affiliates, including non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation, or (B) hiring such Persons who have not been employees of the Company or any of its Affiliates for at least six (6) months prior to the time of hiring.

(k) Non-Disparagement. The Executive agrees that at no time during or after the Term shall the Executive, directly or indirectly, engage in any form of written, verbal, electronic, or other communication that is or reasonably would be interpreted as being disparaging of the Company or its Affiliates or any of their officers, managers, employees, agents, successors, or assigns (including any such individuals who were associated with the Company or its Affiliates during the Term). Nothing in this Section shall prevent the Executive from offering truthful and accurate testimony or statements as a part of any government investigation, any legal proceedings, or as otherwise required under applicable law, regardless of whether such testimony or statements may be considered disparaging.

(l) Cooperation. During the Restricted Period, the Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company’s request, concerning the Executive’s previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving a Severance Benefit pursuant to Section 7(b) below, the Company will compensate the Executive for the time the Executive spends on such cooperative efforts (at an hourly rate based on the Executive’s Base Salary during the year preceding the date of termination) and the Company will reimburse the Executive for his reasonable out-of-pocket expenses incurred in connection with such cooperative efforts.

(m) Modification. The Parties each agree that the restrictive covenants contained in this Agreement are severable and separate, and the unenforceability of any specific covenant herein shall not affect the validity of any other covenant set forth herein. The Parties acknowledge and agree that the duration, scope, and geographic area of the covenants described above are fair, reasonable, and necessary in order to protect the goodwill and other legitimate interests of the Company and its Affiliates, regardless of the reason for or circumstances giving rise to such termination, and that adequate consideration has been received for such obligations. The Executive agrees that given the scope of the Company’s business and the sophistication of the information highway, any further geographic limitation on such remedies and restrictions would deny the Company the protection to which it is entitled hereunder. If, however, for any reason any court of competent jurisdiction or arbitrator determines that the restrictions in this Agreement are not reasonable, such restrictions shall be interpreted, modified, or rewritten to include as much of the duration, scope, and geographic area identified as will render such restrictions valid and enforceable. No claimed breach of this Agreement or other violation of law attributed to the Company or any of its Affiliates, or change in the nature or scope of the Executive’s employment or other relationship with the Company or any of its Affiliates, shall operate to excuse the Executive from the performance of his obligations under this Section 5. It is understood by the Parties that the Executive’s obligations and the restrictions and remedies set forth in this Section 5 are essential elements of this Agreement and that but for his agreement to comply with and/or agree to such obligations, restrictions, and remedies, the Company would not have entered into this Agreement or employed (or continued to employ) him.

(n) Remedies for Breach.

(i) The Executive acknowledges and agrees that the Company and its Affiliates will suffer irreparable harm as a result of a breach of the restrictive covenants or any of the representations, warranties, or covenants made by the Executive in this Agreement, for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by the Executive of any provision of this Agreement, the Company shall, in addition to any other limitation, be permitted to seek specific performance, injunctive relief, a temporary restraining order, and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain a breach hereof, without the necessity of proving damages, posting a bond or other security, and seek to recover any and all costs, expenses, and liabilities, including reasonable attorneys’ fees, incurred in enforcing this Agreement against the Executive or incurred if any representation, warranty, or covenant made by the Executive in the Agreement is false or otherwise breached.

(ii) Such relief shall be in addition to, and not in substitution of, any other remedies available to the Company and its Affiliates. The existence of any claim or cause of action, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of said covenants. The Parties agree not to defend on the basis that there is an adequate remedy at law. In the event any court of competent jurisdiction finds a violation of the restrictive covenants has occurred, the Executive acknowledges and agrees that the post-termination restrictions shall be extended by a period of time equal to the period of such violation, it being the intention of the Parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(o) Survival of Terms; Representations. The Executive’s obligations under this Section 5 shall remain in full force and effect notwithstanding the termination of his employment. The Executive acknowledges that he is sophisticated in business, and that the restrictions and remedies set forth in this Section 5 do not create an undue hardship on him and will not prevent him from earning a livelihood. He further acknowledges that he has had a sufficient period of time within which to review this Agreement, including, without limitation, this Section 5, with counsel of his choice and he has done so to the extent he desired. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Executive under this Section 5.

6. Termination of Employment. This Agreement may be terminated prior to the expiration of the Term as follows:

(a) By the Company For Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. Such termination must be approved by the Board to be effective.

(b) By the Company Without Cause. The Company may terminate the Executive’s employment at any time other than for Cause upon notice to the Executive. Such termination must be approved by the Board to be effective.

(c) By the Executive for Good Reason. The Executive may terminate his employment for Good Reason, provided that (i) the Executive provides written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, within sixty (60) days of the initial existence of such condition, (ii) the condition remains uncured by the Company for a period of sixty (60) days following such notice, and (iii) the Executive terminates his employment, if at all, not later than sixty (60) days after the expiration of such cure period. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without the Executive’s consent: (A) a material reduction in the Executive’s Base Salary; (B) a material diminution in the Executive’s authority, duties, or responsibilities; (C) a change in the geographic location at which the Executive must perform services of more than thirty-five (35) miles in radius from Miami Beach, Florida; or (D) a material breach by the Company of this Agreement or any other material agreement between the Executive and the Company. Notwithstanding anything to the contrary contained herein, any isolated, insubstantial, and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not be or constitute Good Reason.

(d) By the Executive Without Good Reason. The Executive may terminate his employment without Good Reason at any time upon sixty (60) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof but, in such event, will pay to the Executive the Base Salary for the period so waived.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for a period of one hundred and eighty (180) days during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that he is unable to perform substantially all of his duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue.

7. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay the Executive (i) the Base Salary for the final payroll period of his employment, through the date his employment terminates; (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the date his employment terminates; and (iii) reimbursement, in accordance with Section 4(f) above, for business expenses incurred by the Executive but not yet paid to the Executive as of the date his employment terminates, provided that the Executive submits all expenses and supporting documentation required within sixty (60) days of the date his employment terminates, and provided further that such business expenses are reimbursable under Company policies then in effect (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 7(a)(iii), Final Compensation will be paid to the Executive within thirty (30) days following the date of termination or such shorter period required by law.

(b) Severance Benefits. In the event the Company terminates the Executive’s employment without Cause pursuant to Section 6(b) above or the Executive terminates his employment for Good Reason pursuant to Section 6(c) above, the Executive will be eligible to receive the following severance benefits in addition to the Final Compensation:

(i) the Company will pay the Executive a single, lump-sum payment equal to one (1) times the Base Salary; and

(ii) any outstanding unvested portion of any stock option to purchase Common Stock shall become fully vested and exercisable, with the other terms of such stock option grant otherwise continuing to be applicable (together, the “Severance Benefits”).

(c) Conditions To And Timing Of Severance Benefits. Any obligation of the Company to provide the Severance Benefits is conditioned on his signing and returning, without revoking, to the Company a timely and effective general release of claims in the form attached hereto as Exhibit A (as updated for any future change in law). Any such Severance Benefits will be made no later than fifteen (15) days following the expiration of the release’s revocation period, provided that the Executive has returned an enforceable release within the period stated in his severance letter, but in no case later than sixty (60) days following his termination date.

(d) Benefits Termination. Except for any right the Executive may have under the federal law known as “COBRA” or other applicable law to continue participation in the Company’s group health plans at his cost, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of his employment, without regard to any Severance Benefits or other payment to the Executive following termination of his employment, and the Executive shall not be eligible to earn vacation or other paid time off following the termination of his employment.

(e) Officer Resignation. On termination of employment, the Executive acknowledges and agrees that he will resign all offices held in the Company and its Affiliates, without any further action required.

(f) Change in Control Bonus. Following the expiration of the Term, the Executive shall be deemed actively employed for purposes of satisfying the requirements for the Change in Control Bonus under Section 4(g) above, if the closing of such Change in Control occurs within twenty-four (24) months of the Effective Date, but Executive shall not be deemed actively employed under this section if Executive’s employment was terminated for Cause or the Executive resigned his employment without Good Reason.

8. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time the Executive’s employment terminates, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A of the Code (“Section 409A”).

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9. Section 280G Modified Cutback.

(a) Notwithstanding any other provision of this Agreement, if any payment distribution or provision of a benefit by the Company or its Affiliates to or for the benefit of the Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a “Payment”), (i) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”) and (ii) the net after-tax amount of such Payments, after the Executive has paid all taxes due thereon (including, without limitation, the Excise Tax), would be less than the net after-tax amount of all such Payments otherwise due to the Executive in the aggregate if such Payments were reduced to an amount equal to 2.99 times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), then the aggregate amount of such Payments payable to the Executive shall be reduced to an amount that will equal 2.99 times the Executive’s base amount.

(b) To the extent any Payments are required to be so reduced, the Payments due to the Executive shall be reduced in the following order, unless otherwise agreed and such agreement is in compliance with Section 409A: (i) Payments that are payable in cash, with amounts that are payable last reduced first; (ii) Payments due in respect of any equity or equity derivatives included at their full value under Section 280G of the Code (rather than their accelerated value); (iii) Payments due in respect of any equity or equity derivatives valued at accelerated value under Section 280G of the Code, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1 280G-I, Q&A 24); and (iv) all other non-cash benefits.

(c) The determination of any reduction in Payments in accordance with this Section 9 shall be made by the Company’s independent public accountants or another firm designated by the Company.

10. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Cause” shall mean the occurrence of any of the following:

(1)	the Executive’s material failure to perform (other than by reason of disability), or gross negligence in the performance of, the Executive’s duties and responsibilities to the Company or any of its Affiliates, which material failure or gross negligence, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material failure or gross negligence;

(2)	the Executive’s material breach of any provision of this Agreement or any other written agreement by and between the Executive and the Company or any of its Affiliates, which material breach, if capable of cure, is not cured by the Executive within thirty (30) days following the Board’s notice to the Executive of such material breach;

(3)	the Executive’s indictment for, or plea of nolo contendere to, a felony or other crime involving embezzlement, misappropriation, fraud, or moral turpitude;

(4)	other willful misconduct by the Executive with respect to his duties and responsibilities to the Company or any of its Affiliates that is or could reasonably be expected to be materially harmful to the business interests or reputation of the Company or any of its Affiliates;

(5)	the Executive’s violation of or disregard for any rule, procedure or policy of the Company or any of its Affiliates; or

(6)	the Executive’s violation of the restrictive covenants contained in Section 5 above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s common stock, par value $0.001 per share.

“Company Business” means the administration, marketing, and sale of proprietary technology to provide e-banking and e-commerce services delivering mobile banking, online banking, prepaid debit and general purpose reloadable cards, and digital content services that are specifically targeted to the Latino community.

“Company Products” means prepaid debit and general purpose reloadable cards targeted to the Latino community.

“Competing Business” means any Person engaged in the Company Business or actively planning to become engaged in the Company Business.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through the Executive’s breach of his obligations under this Agreement or any other agreement between the Executive and the Company or any of its Affiliates.

“Customer” means any Person who purchased Company Products or who the Company actively solicited to purchase Company Products. This definition also includes any Person who the Company provided Company Products to for distribution or sale or that Company actively solicited for the purpose of providing Company Products to for distribution or sale.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate either to the business of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates. For the avoidance of doubt, Intellectual Property shall not include those Inventions set forth on Exhibit B hereto.

“Restricted Area” means any geographic area in which the Company or any of its Affiliates does business or is actively planning to do business during the Executive’s employment or, with respect to the portion of the Restricted Period that follows the termination of the Executive’s employment, any geographic area in which the Executive, at any time within the last two (2) years of the Executive’s employment with the Company, provided services or had a material presence or influence.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

“Supplier” means any Person who has provided the Company goods or services material to the performance of the Company Business.

11. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company to the extent required by applicable law.

12. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without the Executive’s consent to one of its Affiliates or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Miscellaneous. This Agreement sets forth the entire agreement between the Executive and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment, including, but not limited to, the Prior Employment Agreements; provided, however that this Agreement shall not supersede any prior assignment of intellectual property to the Company or any of its Affiliates. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement will be construed fairly as to both Parties and not in favor of, or against, either Party. This Agreement may be executed in any number of counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

15. Governing Law, Venue, and Waiver of Jury Trial.

(a) This Agreement shall be governed by the laws of the State of Florida, without regard to any conflicts of laws principles thereof that would call for application of the laws of any other jurisdiction.

(b) Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against either of the Parties in the appropriate courts in the State of Florida, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

(c) Process in any action or proceeding referred to in the preceding section may be served on any Party anywhere in the world, whether within or without the State of Florida, in any manner permitted by the laws of the State of Florida.

(d) Any dispute shall be heard only by a judge and the Parties hereby waive any right to a trial by jury.

THE PARTIES WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

16. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited with a nationally recognized overnight courier, postage prepaid, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

17. Indemnification and D&O Insurance. To the fullest extent permitted by law, the Company shall indemnify, defend, and hold harmless the Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses, and damages arising out of or relating to Executive’s performance of duties and obligations for the Company. The Company agrees to maintain and name Executive as an insured on a directors’ and officers’ liability insurance policy both during the Term and while potential liability exits at the same level and coverage as its other directors and officers.

18. Ownership of Outside Entities. Employee represents and warrants he has disclosed all entities in which he has an ownership or pecuniary interest on Schedule 1 hereto.

19. Executive’s Representations. The Executive represents and warrants that:

(a) There are no unpaid amounts due to him from the Company as of the Effective Date, whether under the Prior Employment Agreements or otherwise;

(b) He is not an employee, consultant, or advisor to any other business;

(c) He is not subject to any restrictive covenants or other agreements or legal restriction in favor of any person or entity which would in any way preclude, inhibit, or limit his employment or the performance of his duties and responsibilities to the Company and its Affiliates and such performance of employment duties will not create a default or event of default or the right to terminate any other agreement to which the Executive (or any entity under his control) is a party or otherwise bound;

(d) He has provided the Company with copies of any non-competition, confidentiality, non-solicitation, or non-hire contracts or provisions currently applicable to him;

(e) He has been advised of, and has agreed to abide by, the Company’s policy not to obtain or use any confidential information, proprietary information, or trade secrets of its competitors or others, unless such information is properly obtained from sources permitted to disclose such information;

(f) He can perform the essential functions of his job with or without a reasonable accommodation, and he shall provide notice to the Company regarding any required accommodation; and

(g) He has not dealt with any employment agency or broker in connection with his employment by the Company.

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The Executive acknowledges that (1) the Company provided the Executive with this Agreement at least ten (10) business days before its effective date, (2) the Executive has been and is hereby advised of the Executive’s right to consult an attorney before signing this Agreement, and (3) the Executive has carefully read this Agreement and understands and agrees to all of the provisions in this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:
CUENTAS, INC.

/s/ Michael De Prado	By:	/s/ Jeff Johnson
Michael De Prado	Name:	Jeff Johnson
	Title:	CEO

Exhibit A

FORM OF GENERAL WAIVER AND RELEASE OF CLAIMS

1. General Release.

(a) In exchange for the payments and benefits set forth in Annex 1 attached hereto, other than payment of any Final Compensation, as defined in the Founder/Executive Vice-Chairman Compensation Agreement, dated as of August 26, 2021, by and between CUENTAS, INC., a Florida Corporation (the “Company”) and MICHAEL DE PRADO (the “Executive”) (the “Agreement”), Executive, for himself and Executive’s heirs, family members, executors, estates, agents and assigns, or any controlled affiliate and any trust or other entity of which Executive or said heirs, estates or family directly or indirectly hold a majority beneficial interest (together, the “Executive Releasors”), releases and discharges each member of the Company Group (defined below), and each of such member’s current or former owners, agents, officers, executives, shareholders, agents, employees, directors, attorneys or representatives, and all persons acting by, through, under or in concert with any member of the Company Group (collectively referred to as the “Released Parties”), from any and all causes of action, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses, known or unknown, which Executive ever had, or now has, against the Released Parties to the date Executive signs this general waiver and release of claims (the “Waiver and Release”), including, without limitation, those that arise out of or in connection with Executive’s employment with the Company. The Released Parties are intended to be express third-party beneficiaries of this Waiver and Release, and this Waiver and Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. “Company Group” means, collectively, the Company and each of its subsidiaries and affiliates, and each of their respective predecessors, successors and assigns.

(b) The claims Executive releases include, but are not limited to, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, damages (whether compensatory, punitive, direct, special, liquidated, exemplary or otherwise), claims for costs (including, without limitation, enforcement costs and expenses, and attorneys’ fees), or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this Waiver and Release becomes effective and enforceable), and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties, which Executive and each other Executive Releasors, may have, by reason of any matter, cause, or thing whatsoever, until the date Executive signs this Waiver and Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification (“WARN”) Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; the Genetic Information Nondiscrimination Act of 2008, or their state or local counterparts; the Florida Constitution (including wage claims to the extent permitted by law), the Florida Civil Rights Act of 1992, as amended, Florida’s general labor regulations (including but not limited to wage and retaliation, private whistleblower, and any other claims set out in Chapter 448, Part 1, Fla. Stat. claims) (Chapter 448, Part 1, Fla. Stat.), retaliation prohibitions under Florida Workers’ Compensation Act, as amended (Fla. Stat. §440.205), Florida’s Wage Discrimination Law (Fla. Stat. §448.07), Florida’s Equal Pay Law (Fla. Stat. §725.07 and Fla. Stat. §448.07), Florida’s Minimum Wage Act (Fla. Stat. §448.110), the Florida State and Miami-Dade County Human Rights Laws, and any other Florida and Miami-Dade labor laws; or any other Federal, state or local civil or human rights law (whether U.S. or non-U.S.); all of the foregoing including their amendments and respective implementing regulations, or under any public policy, contract or tort, or under common law; or any other claim arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses or amounts, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

(c) For the purpose of giving a full and complete release, Executive understands and agrees that this Waiver and Release includes all Claims that Executive may now have but does not know or suspect to exist in Executive’s favor against the Released Parties, and that, except as set forth in Section 2 below, this Waiver and Release extinguishes those Claims.

(d) If Executive was employed by the Company at any time in California, or if Executive resided in California at any time while employed by the Company, Executive waives all rights under California Civil Code Section 1542, which states:

A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.

2. Protected Rights.

(a) Executive and the Company acknowledge that nothing in this Waiver and Release shall be deemed to be a waiver or release by Executive of (i) any claim or right under state workers’ compensation or unemployment laws; (ii) any rights of Executive arising under, or preserved by, this Waiver and Release; (iii) rights of Executive to the payments and benefits set forth in Annex 1; (iv) any benefit vested as of the date of Executive’s termination of employment to which Executive is entitled under any employee benefit plan or arrangement of the Company; (v) any claim or right which by law cannot be waived, including, but not limited to, Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation (including, but not limited to, the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”)); (vi) any rights of Executive as a holder of equity in the Company, any direct or indirect parent of the Company, or any of their respective subsidiaries or affiliates; or (vii) any rights of Executive to indemnification as a director or officer of the Company or claims under any directors’ and officers’ liability insurance policy (or similar policy). Executive waives, however, the right to recover money if any U.S. Federal, state or local government agency, including, but not limited to, the EEOC, pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong that arises out of or relates to Executive’s employment or severance from employment.

(b) Nothing in or about this Waiver and Release prohibits Executive from: (i) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information, as defined in the Agreement, to the SEC, or providing the SEC with information that would otherwise violate any provision of the Agreement, to the extent permitted by Section 21F of the Exchange Act; (iii) cooperating, participating, or assisting in an SEC investigation or proceeding without notifying the Company; or (iv) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, Executive is advised that Executive shall not be held criminally or civilly liable under any U.S. Federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. § 1833(b)) applies that is made (A) in confidence to a U.S. Federal, state, or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

3. Covenant Not to Sue.

(a) Executive (i) affirms that Executive has not filed, has not caused to be filed, and is not presently party to, any lawsuit or arbitration against any Released Party in any forum and (ii) agrees not to sue any of the Released Parties or become a party to a lawsuit on the basis of any claims of any type to date that arise out of any aspect of Executive’s employment or severance from employment other than, in each case, in order to enforce rights under (A) the Agreement with respect to Final Compensation, (B) Annex 1, or (C) Section 2 above. Executive understands that this is an affirmative promise by Executive not to sue any of the Released Parties, which is in addition to Executive’s general release of Claims in Section 1 above. However, nothing in this Waiver and Release affects Executive’s right to challenge the validity of this Waiver and Release under ADEA.

(b) If Executive breaches this Waiver and Release by suing any of the Released Parties in violation of this covenant not to sue, or if Executive breaches any covenant referenced in Section 6, (i) the Company shall have no obligation to pay any amounts set forth in Annex 1 (other than payment of any Final Compensation) and (ii) Executive understands that the Released Parties will be entitled to apply for and receive an injunction to restrain any violation of this Section 3 or Section 6.

4. Acknowledgments.

(a) Executive affirms that Executive has fully reviewed the terms of this Waiver and Release, affirms that Executive understands its terms, and states that Executive is entering into this Waiver and Release knowingly, voluntarily and in full settlement of all Claims which existed in the past or which currently exist, that arise out of Executive’s employment with the Company or Executive’s severance from employment.

(b) Executive acknowledges that Executive has had at least 21 days to consider this Waiver and Release thoroughly, and has been specifically advised to consult with an attorney, if Executive wishes, before Executive signs below.

(c) If Executive signs and return this Waiver and Release before the end of the 21-day period, Executive certifies that Executive’s acceptance of a shortened time period is knowing and voluntary, and the Company did not improperly encourage Executive to sign through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time period expires.

(d) Executive understands that Executive may revoke this Waiver and Release within seven (7) days after Executive signs it. Executive revocation must be in writing and submitted within the seven-day period to [name], [title], [company], [address]. If Executive does not revoke this Waiver and Release within the seven-day period, it becomes effective and irrevocable. Executive further understands that if Executive revokes this Waiver and Release, Executive will not be eligible to receive the payments and benefits set forth in Annex 1 (other than payment of any Final Compensation). Payments and benefits set forth in Annex 1 shall commence after the end of the seven-day period, or later, in accordance with the terms of Annex 1 and applicable law. Executive acknowledges that, before signing this Waiver and Release, Executive (i) received certain information about eligibility for the payments and benefits available under this Waiver and Release and (ii) had at least 21 days to consider this information before signing this Waiver and Release.

5. Assignment; Binding Effect. This Waiver and Release is assignable only by the Company (provided that no such assignment shall relieve the Company of its obligations under this Waiver and Release to Executive), shall inure to the benefit of the Company’s assigns, successors, affiliates, and Released Parties, and is binding on the parties, their representatives, agents and assigns, and as to Executive, Executive’s spouse, dependents, heirs, executors, administrators, representatives, and assigns.

6. Restrictive Covenants. Notwithstanding anything to the contrary in this Waiver and Release, the restrictive covenants in Section 5 of the Agreement shall continue to apply to Executive following the date of Executive’s termination of employment, as specified and in accordance with the terms of such restrictive covenants.

7. Complete Agreement; Severability. This Waiver and Release is the exclusive and complete agreement between Executive and the Company relating to the subject matter of this Waiver and Release. No amendment or update of this Waiver and Release will be binding unless in writing and signed by Executive and the Company. The parties acknowledge and agree that if any provision of this Waiver and Release is found, held, or deemed by a court of competent jurisdiction to be void, unlawful, or unenforceable under any controlling law, the rest of this Waiver and Release will continue in full force and effect. Additionally, a court of competent jurisdiction is authorized to modify any portion of this Waiver and Release which is overbroad to make such portion enforceable.

8. Governing Law. THIS WAIVER AND RELEASE SHALL BE DEEMED TO BE MADE IN THE STATE OF FLORIDA, AND, TO THE EXTENT NOT PREEMPTED BY ERISA OR OTHER U.S. FEDERAL LAW, THE VALIDITY, INTERPRETATION, AND PERFORMANCE OF THIS WAIVER AND RELEASE IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

9. This Waiver and Release shall be irrevocable on the 8th day following the date on which Executive signs and dates this Waiver and Release below. Executive’s right to revoke this Waiver and Release is described in Section 4 of this Waiver and Release.

10. Executive is hereby advised by the Company to consult with an attorney prior to signing this Waiver and Release.

11. This Waiver and Release may be executed in any number of counterparts (including by means of facsimile or electronically transmitted portable document format (PDF) signature pages), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, this Waiver and Release has been signed by the parties as of the dates indicated below.

Michael De Prado

Date signed:

Acknowledged and agreed:

CUENTAS, INC.

By:
Name:
Title:

Date signed:

ANNEX 1

SEVERANCE PAYMENTS AND BENEFITS

[To be completed at the time of separation. Annex to include full list of any severance payments on any other benefits (including treatment of equity awards) to be provided in connection with Executive’s separation.]

Exhibit B

PRIOR INVENTIONS

TO:	Cuentas, Inc.

FROM:	Michael De Prado

DATE:	August 26, 2021

SUBJECT:	Prior Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Cuentas, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

/s/ Michael De Prado
Michael De Prado

B-1

Schedule 1

Ownership of Outside Entities

1.

2.